Exhibit 5.10

[Letterhead of Boult, Cummings, Conners & Berry PLC]

March 19, 2004

Precision Castparts Corp.
4650 S.W. Macadam Ave., Suite 440
Portland, Oregon 97239

Stoel Rives LLP
900 SW Fifth Avenue
Portland, OR 97204

  Re:
  Guarantee of Certain Precision Castparts Corp. Notes

Ladies and Gentlemen:

        We have been engaged as special local counsel for Greer Stop Nut, Inc., a Tennessee corporation (the "Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company of up to $200,000,000 principal amount of the Company's 5.60% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes"), which New Notes will be guaranteed by the Guarantor, for a like principal amount of the Company's outstanding 5.60% Senior Notes due 2013 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantor.

        In connection with this opinion letter we have examined each of the following:

  1.
  the Indenture dated as of December 17, 1997, as amended by the First Supplemental Indenture dated June 30, 2001, the Second Supplemental Indenture dated December 9, 2003, and the Third Supplemental Indenture dated December 9, 2003 (as so amended, the "Indenture") among the Company, each of the Company's subsidiary guarantors party thereto, and J.P. Morgan Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as trustee;

  2.
  the form of the Old Notes and the New Notes;

  3.
  the Notation of Guarantee (the "Guarantee") executed by the Guarantor;

  4.
  Certificate of Existence issued by the Office of the Secretary of State of the State of Tennessee regarding the existence and status of the Guarantor;

  5.
  the Charter and Bylaws of the Guarantor (the "Guarantor Organization Documents"); and

  6.
  Corporate Resolutions of the Guarantor dated December 9, 2003, relating to the Guarantee, as certified to us by the secretary of the Guarantor as of March 19, 2004.

The documents referred to in paragraphs 1 through 3 above are referred to collectively as the "Documents".

        We have relied completely on the foregoing documents as to all matters of fact covered therein, and we have not undertaken any independent verification or investigation of such factual matters.

        For the purpose of this opinion, we have assumed the following:

  1.
  the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies;

  2.
  that the transactions contemplated by the Guarantee are fair and necessary or convenient to the conduct, promotion and attainment of the business of the Guarantor;

  3.
  that the Guarantor is solvent and that transactions contemplated by the Guarantee will not render the Guarantor insolvent; and

  4.
  that the facts set forth in all certificates referred to in this opinion are accurate.

We have conducted no independent investigation with respect to these assumptions. We advise you that we have not represented the Guarantor or the Company in connection with the preparation or negotiation of the Guarantee or any of the other documents referred to herein.

        Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth below, we hereby advise you that in our opinion:

        1.     The Guarantor is (i) validly existing as a corporation in good standing under the laws of the State of Tennessee, and (ii) has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the Guarantee relating to the New Notes.

        2.     The execution and delivery of the Indenture by the Guarantor, and the Guarantor's performance of its agreements under the Indenture, including the Guarantee of the New Notes by the Guarantor pursuant to the Indenture, has been duly authorized by the Guarantor.

        This opinion is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

        1.     we express no opinion with respect to the enforceability of any of the Documents or any of the provisions thereof; and

        2.     we express no opinion regarding the accuracy of any factual representation in the Documents, the financial status of the Company, the Guarantor or any other subsidiary of the Company, or any person's ability to perform any obligations under the Guarantee or the other Documents.

        The opinions expressed in this letter apply only insofar as the laws of the State of Tennessee may be applicable, and we express no opinion and make no statement of fact with respect to the laws of any other jurisdiction.

        This opinion letter is given as of the date hereof and is based on facts and conditions presently known to us and the laws currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change in any matters set forth herein.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act.

Very truly yours,
Boult, Cummings, Conners & Berry PLC